EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Searchhelp, Inc. and Subsidiaries

We hereby consent to the use in the Registration Statement on Post Effective Amendment No. 1 to Form S-1/A (Registration Number 333-97687) and the related Prospectus of Searchhelp, Inc. and Subsidiaries, of our report dated April 5, 2007 with respect to the consolidated balance sheets of Searchhelp, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Lazar Levine and Felix LLP
New York, New York	Lazar Levine and Felix LLP
June 2, 2008